Exhibit 15 - Letter Re: Unaudited Interim Financial Information


Board of Directors
AmSouth Bancorporation

We are aware of the incorporation by reference in the Registration Statement (Form S-3) of AmSouth Bancorporation for the registration of up to 3,500,000 shares of its common stock and associated preferred stock purchase rights of our report dated May 10, 2000 relating to the unaudited consolidated interim financial statements of AmSouth Bancorporation which are included in its Form 10-Q for the quarter ended March 31, 2000.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

                                                  /s/ Ernst & Young LLP

Birmingham, Alabama
July 27, 2000